Exhibit 3.10

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ORIGIN LIFE SCIENCES, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

For the purposes of amending the Amended and Restated Certificate of Incorporation, dated September 18, 2014, as amended (the “Original Certificate”), of Origin Life Sciences, Inc. (f/k/a Origin, Inc. and originally incorporated as Plasma Jet Technologies, Inc.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) did duly adopt, at a meeting of the Board pursuant to Section 141(b) of the DCGL, resolutions proposing and declaring advisable the following amendment to Article IV of the Original Certificate, so that, as amended, Article IV, Section 4.2(a)(ii)(B)(II) of the Original Certificate shall read as follows:

“Conversion of Special Voting Power.

1. Effective immediately upon the filing of this Certificate of Amendment, each share of Special Voting Common Stock issued and outstanding or held by the Corporation in treasury shall automatically and without any further action required by the Corporation or the holders of the Special Voting Common Stock convert into and be thereafter treated as one outstanding, fully paid and nonassessable share (or treasury share, as the case may be) of Common Stock. From and after such time, any certificate previously representing shares of Special Voting Common Stock shall represent an equal number of shares of Common Stock into which such shares of Special Voting Common Stock were converted.”

SECOND: Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the DGCL.

THIRD: This amendment to the Original Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Original Certificate to be duly executed by the undersigned this 8th day of March, 2023.

ORIGIN LIFE SCIENCES, INC.

By:	/s/ Michael Preston
Name:	Michael Preston
Title:	Executive Chairman and Chief Executive Officer